Exhibit 23.1.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Silicon Manufacturing Partners Pte Ltd:
We consent to the use of our report dated April 3, 2008, with respect to the balance sheet of Silicon Manufacturing Partners Pte Ltd as of December 31, 2006 and 2007, and the related statements of operations, comprehensive income, shareholders’ equity and cash flows for the twelve-month periods then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG
KPMG
Singapore
November 28, 2008